                                                                   Exhibit 10.17


                             COLLABORATION AGREEMENT

         This Agreement is dated the 3rd day of December 1999 (the "Effective Date") and is made between E. I du Pont de Nemours and Company ("DuPont"), a Delaware corporation, having its principal place of business at 1007 Market Street, Wilmington, Delaware 19803, and ImproveNet, Inc. ("ImproveNet") a Delaware corporation, having its principal place of business at 720 Bay Road, Redwood City, California 94063.

                                    WHEREAS:

A. ImproveNet has developed and operates an internet based service providing content on products and services to consumer endusers and matching consumer endusers with builders/remodelers.

B. DuPont, among other businesses, develops, manufactures and sells materials for countertops and other residential products.

C. ImproveNet wishes to receive from DuPont content for consumer endusers and both wish to collaborate in the areas of brand awareness, marketing and revenue generation.

D. Further, the parties acknowledge and understand that DuPont's participation in the collaboration contemplated by this Agreement and its corresponding obligations are limited to DuPont's Corian-Registered Trademark- surfaces SBU and no other business of DuPont is bound by any provision of this Agreement or arrangements contemplated hereby unless and until such DuPont business agrees to participate.

E. The parties intend to exchange with each other the services described in this Agreement at a mutually agreed upon value in recognition that a precise valuation of the services provided by one party to the other party is not readily quantifiable.

                         IT IS HEREBY AGREED AS FOLLOWS;

1.       IMPROVENET OFFERING TO DUPONT

1.1 During the entire term of this Agreement, ImproveNet agrees to provide the following to DuPont:

(a) BANNER ADVERTISING - ImproveNet will add and maintain at least one banner advertisement on consumer site and prosite ("Sites") rotating through pages of the Sites that are most relevant to DuPont Corian-Registered Trademark- surfaces products ("Products") as mutually agreed upon by the parties and documented in Exhibit I to this Agreement. The content for each banner shall be provided by DuPont in a form to be mutually agreed upon with the content subject to change up to twelve times each year at no cost to DuPont.

(b) BUTTON ADVERTISING - ImproveNet will add and maintain a button identifying DuPont with continuous presence on button bar for the Sites rotating through pages of the Sites that are most relevant to DuPont Products as mutually agreed upon by the parties and documented in
         Exhibit I to this Agreement. The content for each button shall be provided by DuPont in a form to be mutually agreed upon with the content subject to change up to twelve times each year at no cost to DuPont.

(c) ON-LINE PRODUCT BROCHURE - ImproveNet will add and maintain an on-line brochure for Products using content supplied by DuPont in a form to be mutually agreed upon and linked to the DuPont Corian-Registered Trademark- website. The content will be subject to change up to three times each year at no cost to DuPont.

(d) MESSAGE BOARD SPONSORSHIP - DuPont will be credited as an official sponsor and the countertop sponsor as defined in Section I, 1(g) below of Kitchen Ideas message board with a banner permanently added and maintained on top of the message board. DuPont may provide information to respond to messages received. DuPont, or parties authorized by DuPont shall use reasonable efforts to respond to messages received with objective information. ImproveNet will have the final editorial authority.

(e) PRODUCT SHOWCASE - ImproveNet will prominently feature Products in all product categories on the Sites most relevant to Products as mutually agreed upon by the parties and documented in Exhibit I to this Agreement. The content for Products shall be provided by DuPont in a form to be mutually agreed upon with the content subject to change up to six times each year at no cost to DuPont. DuPont will have at least as many products featured as any other manufacturer in each relevant category.

(f) HOT LINKS - ImproveNet will add and maintain hot links between the Sites and the DuPont Corian-Registered Trademark- website.

(g) COUNTERTOP CONTENT SPONSORSHIP - DuPont shall be the exclusive provider of Countertop content on the Sites. For the purposes of this Agreement, "Countertop" is defined as a horizontal work surface located in a residential kitchen, bathroom, wet bar, or home office. DuPont shall provide to ImproveNet fully developed content to add and maintain on the Sites. ImproveNet reserves the right to edit the content provided by DuPont but not to change the substantive information without giving DuPont the ability to comment on the proposed edit. If ImproveNet wishes to make available to its users certain Countertop content, and such content either is not available from DuPont or, in the reasonable opinion of ImproveNet, is not of acceptable quality, then ImproveNet will notify DuPont of the content ImproveNet wishes to obtain. If DuPont is not able to commence provision of such content within thirty (30) business days of such request, then ImproveNet shall be permitted to present such content provided by a third party.

(h) SERVICE PROVIDER SCREENING - ImproveNet will screen/evaluate service providers identified by DuPont using criteria established by ImproveNet for all service providers to ImproveNet, ImproveNet will work with DuPont to inform and educate DuPont's fabricator and distributor network on ImproveNet's offering through attendance at meetings/conferences of DuPont's fabricator and distributor network at no cost to DuPont.

(i) SITE ENHANCEMENT - ImproveNet will modify its site to enable early indication of consumer's interest in Countertops and. other aspects necessary for effective utilization of Smart Lead Messaging (as hereinafter defined in section 4 below).

(j) DATABASE ACCESS - ImproveNet will provide DuPont information drawn from ImproveNet's databases of consumers and contractors. The information will be defined by DuPont and be necessary for effective utilization of Smart Lead Messaging subject to ImproveNet's privacy policy as communicated on the Sites.

1.2 CONSIDERATION. In consideration for the ImproveNet offering to DuPont for the year 2000, DuPont agrees to pay ImproveNet the amount of One Million Dollars ($1,000,000). The consideration for subsequent calendar years during the term of this Agreement shall be negotiated by the parties prior to the beginning of each calendar year with the expectation that the value of each Party's offering to the other Party shall be commensurate. The Parties shall invoice each other on a calendar quarter basis for one fourth of the total amount of consideration charged for each calendar year of this Agreement. Invoices shall be payable net 30 days from the date of such invoice.

2.       DUPONT OFFERING TO IMPROVENET

2.1 During the entire term of this Agreement, DuPont agrees to provide the following to ImproveNet;

(a) CO-BRANDED ADVERTISING - DuPont will develop co-branded advertising with ImproveNet to build awareness of ImproveNet's Sites. ImproveNet will participate in all aspects of creative development and media placement that pertains to ImproveNet's presence in the co-branded advertising campaign. DuPont retains final editorial and creative decision with ImproveNet having a right of refusal. DuPont will not be required to materially alter or revise its advertising strategies and plans to implement the co-branded advertising campaign.

(b) DIRECT MAIL INSERTS - DuPont will include promotional material supplied by ImproveNet in direct mailings sent by DuPont in response to certain programs identified by DuPont. The material from ImproveNet shall be developed at no cost to DuPont and must be in a mutually agreed upon format appropriate to the direct mailing and DuPont's brand aesthetics. DuPont's material for direct mail it send shall be developed at no cost to ImproveNet. The total value to ImproveNet of the Co-Branded Advertising and Direct Mail Inserts, should be equal to or greater than $1,000,000 annually and will be determined on the following scale:

         - For advertisements and inserts that mention ImproveNet and provide some promotion of its services. DuPont will receive credit in an amount not less than ten percent (10%) of the total net media value of the advertisement, but not more than twenty-five percent (25%) of the total Net media value of the advertisement, exact percentage to be mutually agreed upon by the parties based upon the degree of the ImproveNet promotion.

         - For advertisements and inserts that prominently feature ImproveNet, and promote ImproveNet's services, DuPont will receive credit in an amount not less than twenty-five percent (25%) of the total net media value of the advertisement, but not more than fifty percent (50%) of the total net media value of the advertisement, the exact percentage to be mutually agreed upon by the parties based upon the degree of the ImproveNet promotion.

         - For advertisements and inserts that prominently feature ImproveNet more than DuPont, and promote ImproveNet's services, DuPont will receive credit in an amount not less than fifty percent
              (50%) of the total net media value of the advertisement, but not more than ninety percent (90%) of the total net media value of the advertisement, the exact percentage to be mutuallY agreed upon by the parties based upon the degree of the ImproveNet promotion.

(c) TRADE SHOW PRESENCE - DuPont will make available to ImproveNet reasonable space in DuPont's trade show booth at selected major industry shows for signage and live site demonstrations by ImproveNet. The signage, content and structure of the materials for inclusion in the trade show booth shall be supplied at no cost to DuPont and must be in a mutually agreed upon format appropriate to DuPont's booth and DuPont's brand aesthetics identity.

2.2 CONSIDERATION. In consideration for the DuPont offering to ImproveNet for the year 2000, ImproveNet agrees to pay DuPont the amount of one million dollars ($1,000,000). The consideration for subsequent calendar years during the term of this Agreement shall be negotiated by the parties prior to the beginning of each calendar year with the expectation that the value of each Party's offering to the other Party shall be commensurate. The Parties shall invoice each other on a calendar quarter basis for one fourth of the total amount of consideration charged for each calendar year of this Agreement. Invoices shall be payable net 30 days from the date of such invoice.

3. EXCLUSIVITY. During the term of this Agreement, ImproveNet agrees not to enter into relationships with (i) other manufacturers of countertop materials other than with DuPont for advertising (including banners and buttons), sponsorships, and other mutually agreed upon ImproveNet offerings in the Sites and (ii) other manufacturers of solid surface materials other than DuPont for Smart Leads and Brochure Showcase. In addition, only for Smart Leads and Brochure Showcase, ImproveNet may enter into relationships with the specifically identified brands of laminate products identified on Attachment A to this Agreement. Upon written request from ImproveNet, DuPont may waive this restriction for other manufacturers of countertop materials DuPont will inform ImproveNet whether it will waive this restriction within sixty (60) days of receiving the request, ImproveNet retains the right to include any manufacturer in the Design Gallery, Product Showcase and any other editorial feature provided DuPont products are always prominently featured in all relevant sections of the Sites as mutually agreed upon by the parties. ImproveNet retains the right to charge any manufacturer for live links from ImproveNet to the manufacturer's site except Banners and Burtons. During the term of this Agreement, DuPont agrees that the DuPont Corian-Registered Trademark- business will not establish a similar relationship with another third party, non- DuPont, based residential remodeling contractor referral site.

4. SMART LEADS MESSAGING. ImproveNet has a system of issuing leads to customers who access the Sites arid contractors who are service providers qualified with ImproveNet during certain steps in the process of project or job evolution ("Smart Leads Messaging"), DuPont desires to participate in ImproveNet's Smart Leads Messaging Program at times currently designed by ImproveNet and upon ImproveNet's enhancing the Sites at times other than currently designed by ImproveNet; for example, prior to job submission for referrals and upon job completion. DuPont and ImproveNet shall mutually agree upon the timing and content and other criteria for each Smart Lead sent by ImproveNet based on meeting DuPont's objective to increase brand awareness and revenue generation. DuPont agrees to pay for Smart Leads generated wing this criteria at rates to be attached as Exhibit II to this Agreement. The cost for Smart Leads shall be fixed for the term of the Agreement with the total cost varying based on number of messages sent during a billing period.

5. FIND A CONTRACTOR. DuPont will place a button to ImproveNet, entitled, "Find A Contractor", on the DuPont Corian-Registered Trademark-website. Consumers submitting a project to ImproveNet through this button link will be referred, on an exclusive basis, to DuPont service providers qualified with ImproveNet. If after forty eight hours after the initial referral a sufficient number (a maximum of four) of DuPont service providers have not responded to the lead, the project will be offered to other qualified service providers in the ImproveNet network. ImproveNet agrees to pay DuPont a fee of $15 on all real billable jobs valued greater than Five Hundred Dollars
         ($500) submitted to ImproveNet that originate from the DuPont Corian-Registered Trademark- website. A "real billable job" means that all information required from consumer is obtained and interest request sent to an ImproveNet service provider. ImproveNet shall report on a calendar quarter basis the billable jobs and submit payment to DuPont for the fees on the billable jobs.

6. BRAND PROTECTION. Recognizing the importance of maintaining the strength, market presence, and integrity of DuPont's brand, ImproveNet will consult with DuPont on removing or modifying any ImproveNet service or other offerings which DuPont deems will dilute or adversely impact the DuPont brand.

7. IMPLEMENTATION. Implementation of the arrangements as described in this Agreement including content providing and access to sites shall require execution of licenses and other agreements by the parties containing terms and conditions typical of interact based business. Such agreements shall be completed promptly (within forty five (45) days from execution) after execution of this Agreement and must be in place before sharing of data or providing access.

8.       TERM; TERMINATION.

8.1 TERM. This Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 1999 ("1999 Term") and thereafter automatically renew for a period of four(4) years ("Initial Term") subject to the provisions hereof, as provided for below, Prior to the end of the Initial Term of this Agreement, if DuPont decides to continue this Agreement it will notify ImproveNet and a new agreement will be executed containing the same or different terms and conditions, Termination shall nor relieve either party of any rights, obligations, or liabilities arising prior to termination of this Agreement, Termination of this Agreement in accordance with the provisions of this Agreement shall be without liability and neither DuPont or ImproveNet shall be liable, or responsible to the other for termination compensation or payments of any kind, including but not limited to, investment, promotion or selling expense payments.

8.2 EARLY TERMINATION. Either party may terminate this Agreement without cause upon ninety (90) days prior written notice to the other party to be effective at any time after December 31, 2000, or any renewal term of this Agreement. Either party may terminate this Agreement at any time during the Initial Term or any renewal term immediately by notice to the-other party upon the occurrence of any of the following events of default by the other party:

         (a) The other party fails to observe, perform or fulfill any of its obligations or warranties (other than confidentiality obligations) under the Agreement and fails to cure such default within thirty (30) days after the non-defaulting party gives written notice of such failure;

         (b) The other party fails to observe, perform or fulfill any confidentiality obligation imposed hereunder and fails to cure such default within ten (10) days after the non-defaulting party gives notice of such failure;

         (c) The other party's business is liquidated, dissolved or suspended;

         (d) The other party's adverse change in financial condition that materially impairs its ability to perform its obligations under this Agreement; or

         (e) The other party's organization, ownership, operation, or business philosophy change in a manner which in the other party's judgment conflicts with such party's business objectives set forth in this Agreement.

8.3 SURVIVAL. The provisions of the Agreement, which by their nature are intended to survive termination or expiration of this Agreement, shall survive expiration or termination of this Agreement.

9.       MANAGEMENT OF THE COLLABORATION

9.1 To facilitate the anticipated scope and importance of the alliance created by this Agreement, the parties will jointly establish teams to execute the terms of this alliance, and these teams will be located to facilitate communications, e.g., Redwood City, Wilmington.

9.2 If ImproveNet considers an international development and deployment of the ImproveNet strategy, ImproveNet will consult with DuPont. If interested, DuPont and ImproveNet may enter into a separate alliance for the international development and deployment of the ImproveNet strategy.

9.3 The parties will meet periodically in person or by telephone (and at least once per calendar quarter) to discuss operations of this collaboration, possible changes to the collaboration and possible additional areas of collaborative activity,

9.4 The parties work together to maximize opportunities between the companies and to mutually agree on goals and measurable metrics to demonstrate increase in desired economics.

10.      PROPRIETARY RIGHTS AND CONFIDENTIALITY.

10.1 PROPRIETARY INFORMATION. "Proprietary Information" means any data or information regarding (i) the business operations of a party which is not generally known to the public and affords such party a competitive advantage, including but not limited to, information regarding its products and product development, suppliers, marketing strategies, finance, operations, customers, sales, and internal performance results; (ii) proprietary software, including but not limited to; concepts, designs, documentation, reports, data, specifications, source code, object code, flow charts, file record layouts, databases, inventions and trade secrets, whether or not patentable or copyrightable; and (iii) the terms and conditions of this Agreement.

10.2 OWNERSHIP AND PROTECTION. Each parry agrees that it has no interest in or right to use the Proprietary In. formation of the other except in accordance with the terms of this Agreement. Each party acknowledges that it may disclose Proprietary Information to the other in the performance of this Agreement. The party receiving the Proprietary Information shall (i) maintain it in strict confidence and take all reasonable steps to prevent its disclosure to third panics, except to the extent necessary to carry out the purposes of this Agreement,, in which case these confidentiality restrictions shall be imposed upon the third parties to whom the disclosures are made; (ii) use at least the same degree of care as it uses in maintaining the secrecy of its own Proprietary Information (but no less than a reasonable degree of care); and (iii) prevent the removal of any proprietary, confidential or copyright notices placed on the Proprietary Information.

10.3 LIMITATION. Neither party shall have any obligation concerning any portion of the Proprietary Information of the other which (i) is publicly known prior to or after disclosure hereunder other than through acts or omissions attributable to the recipient or its employees or representatives; (ii) as demonstrated by prior written records, is already known to the recipient at the time of disclosure hereunder; (iii) is disclosed in good faith to the recipient by a third party having a lawful right to do so; or (iv) is the subject of written consent of the party which supplied such information authorizing disclosure; (v) is required to be disclosed by the receiving party by applicable law or legal process, provided that the receiving party shall immediately notify the other party so that it can take steps to prevent its disclosure; or (vi) is independently developed by the recipient by personnel having no knowledge of the disclosure hereunder.

10.4 REMEDIES FOR BREACH. In the event of a breach of this Section 9, the parties agree that the non-breaching party may suffer irreparable harm and the total amount of monetary damages for any injury to the non-breaching party may be impossible to calculate and would therefore be an inadequate remedy. Accordingly, the parties agree that the non-breaching party may be entitled to temporary, preliminary and permanent injunctive relief against the breaching party, its officers or employees, in addition to such other rights and remedies to which it may be entitled at law or in equity.

11.      INTELLECTUAL PROPERTY MATTERS.

11.1 Each party shall retain sole rights to any intellectual property developed by that party independently of the collaboration pursuant to this Agreement;

11.2 The parties shall jointly own any intellectual property which arises out of the collaboration pursuant to this Agreement provided that if one party specifies and funds particular research activities, such party shall have sole rights to any intellectual property arising out of such research activities

11.3 All content and material provided in any format by DuPont for use by ImproveNet under this Agreement shall remain the sole property of DuPont. DuPont retains all rights of ownership and use including copyright, trademark, patent, etc. to the content and material including the right to use on any other interact based medium.

11.4 Nothing contained in this Agreement shall, by express grant, implication, estoppel or otherwise, creates in either party any right, title, interest, or license in or to the inventions, patents, technical dam, computer software, or software documentation of the other party.

12. DISPUTE RESOLUTION. In the event of a dispute between the parties and for which dispute the parties are unable to reach a mutually agreeable resolution, the dispute shall be submitted to arbitration under the commercial arbitration rules of the American Arbitration Association then in effect. There shall be one arbitrator mutually agreed to by both parties; such arbitrator shall have experience in the area of controversy. After the hearing, the arbitrator shall decide the controversy and render a written decision setting forth the issues adjudicated, the resolution thereof and the reasons for the award. The award of the arbitrator shall be conclusive. Payment of the expenses of arbitration, including the fee of the arbitrator, shall be assessed by the arbitrator based on the extent to which each party prevails.

13.      MISCELLANEOUS PROVISIONS.

13.1 INVESTMENT. This Agreement is subject to the execution and delivery of the Series E Preferred Stock and Warrant Purchase Agreement on or about November 19, 1999.

13.2 FEES; NO BROKERS. Except as expressly provided herein, each party shall bear its own costs incurred in performing under this Agreement. Without limiting the generality of the foregoing sentence, ImproveNet represents and warrants to DuPont, and DuPont represents and warrants to ImproveNet that no broker, finder, investment banker or other party is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

13.3 SEVERABILITY. If any term of this Agreement is held as invalid or unenforceable, the remainder of this Agreement shall not be affected, and each term and provision shall be valid and enforced to the fullest extent permitted by law.

13.4 ASSIGNMENT. This Agreement and any interest hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, legal representatives and permitted assigns. Upon prior notice to the other party, either party may assign this Agreement (i) to any legal entity in connection with the merger or consolidation of the assigning Party into such entity or the sale of all or substantially all of the assets of the assigning Party to such entity; or (ii) to any direct or indirect subsidiary of the assigning parry in connection with any corporate reorganization. Except as stated in the previous sentence, neither party may assign or delegate this Agreement without the other party's prior written consent, which consent shall not be unreasonably withheld. Any attempt to assign, delegate or otherwise transfer the Agreement in violation of this Section 10 is voidable by the other party.

13.5 INDEPENDENT CONTRACTORS. It is expressly agreed that ImproveNet and DuPont are acting under this Agreement as independent contractors, and the relationship established under this Agreement shall not be construed as a partnership, joint venture or other form of joint enterprise. Neither parry is authorized to make any representations or create any obligation or liability, expressed or implied, on behalf of the other party, except as may be expressly provided for in this Agreement.

13.6 ACCESS TO BOOKS AND RECORDS. The parties shall keep complete, accurate and up-to-date books and records in accordance with generally accepted accounting principles and sound business practices covering all transactions relating to this Agreement. Either party and/or its authorized representatives shall upon reasonable notice have the right (not more than once annually) to inspect, audit, and/or copy such records in order to determine whether all provisions of this Agreement have been met. The parties agree that all information and records obtained in such audit shall be considered Proprietary Information. This right to audit shall be available to either party for up to two (2) years following the termination of this Agreement.

13.7 NOTICES. All notices, requests, demands and other communications (collectively, "Notices") required or permitted by this Agreement shall be in writing and shall be delivered by hand, telex, telegraph, facsimile or like method of transmission or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

         If to DuPont:
         DuPont Corian-Registered Trademark-
         E. I. du Pont de Nemours and Company
         P.O. Box 80012
         Wilmington, DE 19850-0012
         Attn: Global Communications Manager
         Fax:

         If to ImproveNet:
         ImproveNet, Inc.
         720 Bay Road
         Redwood City, California 94063
         Attn:
         Fax:

         If delivered by hand, telex, telegraph, facsimile or like method of transmission, the date on which a Notice is actually delivered shall be deemed the date of receipt and if delivered by mail, the date on which a Notice is actually received shall be deemed the date of receipt. Either party may change the address or designated person for receiving Notices by providing notice in accordance with this Section 11.g.

13.9 EXHIBITS. This Agreement incorporates the attached Attachment, Exhibits and any subsequent Attachments, Exhibits or schedules referencing this Agreement.

13.10    Y2K.

         Each party covenants and agrees that it will not permit a Year 2000 Problem to computer systems, software or equipment owned, leased or licensed by it, its affiliates or subsidiaries to interfere with its performance under this Agreement. This undertaking is subject to any standard of performance or any excuse for non-performance provided in this Agreement, at law, or in equity. Each party further agrees, to the extent that the party deems it appropriate, to request, from those of its suppliers whose performance may materially affect that party's performance hereunder, that each such supplier undertake the same obligation with respect to such material performance. The parties will use reasonable commercial efforts to cooperate and share information to further comply with this section, and to minimize the impact of any Year 2000 Problem on performance of this Agreement. Each party will inform the other party of any circumstance indicating a possible obstacle to such compliance, and the steps being taken to avoid or overcome the obstacle. Provided a party complies with the previous paragraph, it will not be liable to the other party for any failure to perform obligations under this Agreement to the extent such failure arises from a Year 2000 Problem (l) affecting one of the non-performing party's suppliers or (2) beyond that party's reasonable control
         (e.g., a Year 2000 Problem affecting a governmental entity). IN PARTICULAR, SUCH NON-PERFORMING PARTY SHALL HAVE NO LIABILITY FOR
         ANY DAMAGES, INCLUDING DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OK EXEMPLARY DAMAGES.

         A "Year 2000 Problem" means a date handling problem relating to the Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process and handle date-related data for the dates within and between the twentieth and twenty-first centuries and all other centuries.

13.10 GOVERNING LAW. This Agreement is to be construed, and the respective rights of DuPont and ImproveNet are to be determined, according to the laws of the State of Delaware, without regard to choice of law or conflicts principles of such other state which might otherwise be applicable, and the courts of Delaware shall have exclusive jurisdiction over any disputes, controversies or issues arising under this Agreement. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

13.11 ENTIRE AGREEMENT/AMENDMENTS. This Agreement including all exhibits attached hereto, contains the entire agreement between the parties covering the subject matter hereof and supersedes all prior and contemporaneous proposals, discussions and writings by and between the parties and relating to the subject matter hereof. None of the terms of this Agreement shall be deemed to be waived by either party or amended or supplemented unless such waiver, amendment or supplement is written and signed by both parties. The invalidity or unenforceability of any particular provision of this Agreement, as determined by any court of competent jurisdiction or any appropriate legislature, shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted. No usage of trade or industry course of dealing shall be relevant to explain or supplement any term expressed in this Agreement.

IN WITNESS WHEREOF, ImproveNet and DuPont, intending to be legally bound by the terms of this Agreement, have caused this Agreement to be executed by their duly authorized representatives.

E.I. DU PONT DE NEMOURS AND COMPANY       IMPROVENET, INC.

By: /s/ Keith R. McLoughlin               By: /s/ Ronald B. Cooper
   --------------------------------          --------------------------------

Name:  Keith R. McLoughlin                Name:  Ronald B. Cooper
     ------------------------------          --------------------------------

Title: Vice President and                 Title: President and CEO
       General Manager                          -----------------------------
     ------------------------------

                                    Exhibit I

    Pages of Consumer Site and Prosite Relevant to DuPont Corian-Registered Trademark- Products

CONSUMER SITE
Design Gallery - Top Page
Design Gallery - Kitchens
Design Gallery - Baths
Product Showcase - Top Page
Product Showcase - Counters
Product Showcase - Bath Collections
Product Showcase - Kitchen Sinks
Product Showcase - Bath Sinks
Product Showcase - Shower and Tub Enclosures
Product Showcase - Tub and Shower Combos
Expert Advice - Top Page
Expert Advice - Pro Advice Library
Expert Advice - Message Boards - Top Page
Expert Advice - Message Boards - Kitchen Ideas
Expert Advice - Message Boards - Bath Ideas
Expert Advice - Message Boards - Cabinetry and Counters
Manufacturer Listings - Counters

PRO SITE
Design Gallery - Top Page
Design Gallery - Kitchens
Design Gallery - Baths
Product Ideas - Bath
Collections Product Ideas - Bath Sinks
Product Ideas - Counters
Product Ideas - Kitchen Sinks
Product Ideas - Shower & Tub Enclosures
Product Ideas - Tub and Shower Combos
Manufacturer Listings - Counters

Important Notes regarding relevant pages

         -        Not all relevant pages accept banner and button advertising.
                  This is not a guarantee that a banner/button for DuPont Corian-Registered Trademark- will always be found on one of these pages.

         - New pages are added to both the consumer and ProSite on a regular basis. Part of the management of the collaboration will be keeping DuPont up to speed on planned editorial changes in the site and determining the relevance of each.

                                   Exhibit II

                               Smart Leads Program

The base cost per message ($3.00 - $5.00 based on segmentation) will remain the same for duration of the Agreement, but the total cost will change depending upon the number of messages sent and the return to DuPont from the SmartLeads. The estimated costs below are for 2000, ImproveNet will update the projections annually during DuPont's budgeting cycle. DuPont will be billed only for the actual number of messages sent if the true number falls below the estimates. If the number of messages surpasses estimates, DuPont will be receiving those additional messages at no additional charge.

ImproveNet will send custom SmartLeads to the following groups:

1.       To selected homeowners submitting a kitchen or bath remodeling project
         - Estimated number of jobs submitted to ImproveNet - 120,000
         - Cost per message - $3.00, with no segmentation of budget or geography, additional $0.50 per segment.
         - Total Net Maximum Cost - $360,000
2.       To contractors working with homeowners on above projects
         - 80,000 contractor messages sent
         - Cost per message - $3.00
         - Total Net Maximum Cost - $240,000
3.       To recent purchasers of DuPont products
         Post project offer to recent purchasers to include DuPont Corian-Registered Trademark- on their next project
         -    Estimated 16,000 messages
         -     Cost per message - $3.50
         -     Total Net Maximum Cost - $56,000
4. To "Early Birds" consumers who have submitted a project to ImproveNet, too early to be matched with a service provider.
         - Estimated number of "Early Bird" kitchen and bath remodeling jobs submitted - 5,000
         -    Cost per message - $3.00
         -    Total Net Maximum Cost - $15,000